SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 23, 2008

White Mountain Titanium Corporation
(Exact Name of Registrant as Specified in Charter)

NEVADA	333-129347	87-057730
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

Enrique Foster Sur 20, Piso 19, Las Condes, Santiago, Chile	None
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 011 (56) 2 231-5780

2150 - 1188 West Georgia Street, Vancouver, British Columbia, Canada V6E 4A2
Former Address

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On June 23, 2008, the Board of Directors approved the granting of 82,500 options each to John May and Wei Lu for accepting appointment to the Board of Directors and committees, as described below. These five-year options vest as follows: 25% immediately and 12.5% per calendar quarter thereafter with the first vesting occurring on June 30, 2008. The options were granted under our Stock Option Plan. The options were granted without registration under the Securities Act by reason of the exemption from registration afforded by Section 4(2) and 4(6) of the Act, and Rule 506 promulgated thereunder. Each optionee was an accredited investor at the time of the grant. Each optionee acknowledged appropriate investment representations with respect to the grants and consented to the imposition of restrictive legends upon the certificates representing the options. Each grantee had a preexisting relationship with persons representing our company at the time of the transaction. Each grantee was afforded the opportunity to ask questions of our management and to receive answers concerning the terms and conditions of the option grants. No selling commissions were paid in connection with these option grants.

ITEM 5.02 ELECTION OF DIRECTORS

On June 23, 2008, the number of directors was increased to seven persons and John May and Wei Lu were elected by the Board of Directors as a director to fill the vacancy created by the increase in the number of directors. Each new director was also appointed to serve on the Audit and Compensation Committees. A press release dated June 23, 2008, announcing the new appointments is attached hereto as Exhibit 99.1.

For accepting their appointments to the Board of Directors and the Committees, Messrs May and Lu each received five-year options to purchase 82,500 shares of our common stock at $1.00 per share. The options vest as follows: 25% immediately and 12.5% per calendar quarter thereafter with the first vesting occurring on June 30, 2008. The options were granted under our Stock Option Plan.

Also in connection with the new appointments, Howard M. Crosby resigned from the Audit Committee and Michael Kurtanjek resigned from the Compensation Committee.

ITEM 9.01 EXHIBITS

99.1 Press Release dated June 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: June 24, 2008	By:	/s/ Charles E. Jenkins
Charles E. Jenkins, CFO